Exhibit 4.2
AMFM OPERATING INC.
as Obligor
AND
THE GUARANTORS NAMED HEREIN
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee
FOURTH SUPPLEMENTAL INDENTURE
Dated as of January 2, 2008
TO
INDENTURE
Dated as of November 17, 1998, as amended

     This Fourth Supplemental Indenture, dated as of the 2nd day of January, 2008 (this “Fourth Supplemental Indenture”), is among AMFM Operating Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as the “Company”), the Guarantors listed on Schedule I (the “Guarantors”) and The Bank of New York Trust Company, N.A., a national association organized under the laws of the United States, as trustee (hereinafter sometimes referred to as the “Trustee”) under the Indenture dated as of November 17, 1998, between the Company and The Bank of New York, an affiliate of the Trustee and the former trustee of the Company (the “Indenture”) relating to the 8% Senior Notes due 2008 (CUSIP No. 158916AL0) (the “Notes”) issued under the Indenture.
     WHEREAS, the Company has offered to purchase for cash all of the outstanding Notes (the “Tender Offer”) from the holders of the Notes (the “Holders”).
     WHEREAS, the Tender Offer was commenced by the Company pursuant to its Offer to Purchase and Consent Solicitation, dated December 17, 2007 (as the same may be amended and supplemented through the date hereof, the “Statement”);
     WHEREAS, in connection with the Tender Offer, the Company solicited consents (“Consents”) (the “Consent Solicitation”) to proposed amendments (the “Proposed Amendments”) to the Indenture as described in the Statement;
     WHEREAS, this Supplemental Indenture evidences the Proposed Amendments described in the Statement;
     WHEREAS, in accordance with Section 9.02 of the Indenture, for the Proposed Amendments to be effective, the Holders of not less than a majority in principal amount of the Notes shall have consented to the Proposed Amendments;
     WHEREAS, the Holders of not less than a majority in principal amount of the Notes have consented to the Proposed Amendments; and
     WHEREAS, the Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture, including, without limitation, delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture;
     NOW, THEREFORE, in consideration the foregoing, the Company, the Guarantors and the Trustee hereby agree as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
     SECTION 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.
     SECTION 1.02. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.
     SECTION 1.03. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not.
     SECTION 1.04. Separability Clause. In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 1.05. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.
     SECTION 1.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder, the holders of the Notes and any guarantors under the Indenture not party hereto any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.
     SECTION 1.07. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the applications of the laws of another jurisdiction would be required thereby.
     SECTION 1.08. Reference to and Effect on the Indenture.
          (a) On and after the date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.
          (b) Except as specifically amended by this Supplemental Indenture, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.
     SECTION 1.09 Effectiveness. This Supplemental Indenture shall take effect and be binding immediately upon the execution and delivery thereof by the parties to this Supplemental Indenture; provided, however, that:
     (a) (i) the provisions of the Indenture referred to in Article II below (the “Amended Provisions”) will remain operative in the form they existed prior to this Supplemental Indenture, and (ii) the deletions and amendments of the Amended Provisions contemplated in Article II below will not become operative, in each case, until the date and time (the “Acceptance Date”) that the Company gives notice to the Trustee and issues a press release that it accepted the Notes for payment; and
     (b) for purposes of the definition of “outstanding” herein and in the Indenture, Notes tendered to, but not yet accepted for payment by, the Company shall not be treated as owned by the Company.
     (c) Upon the Acceptance Date, the Amended Provisions will automatically be deleted or modified as contemplated in Article II below.
     (d) In the event that the Company terminates the Tender Offer and Consent Solicitation after the Supplemental Indenture has been executed, this Supplemental Indenture will immediately no longer be effective and will be null and void.
     (e) Any good faith determination by the Company concerning any conditions of the Tender Offer and Consent Solicitation, or the satisfaction thereof, and any waiver by the Company of any such conditions shall be conclusive and binding upon all Persons.
ARTICLE II
AMENDMENTS TO THE INDENTURE
     SECTION 2.01 Amendment of Certain Provisions.
          (a) Deletions.
               (i) The following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections, any and all obligations thereunder and any event of default related solely to the following sections are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.
•	SECTION 4.03 Limitation on Restricted Payments

•	SECTION 4.04 Corporate Existence

•	SECTION 4.05 Payment of Taxes and Other Claims

•	SECTION 4.06 Maintenance of Properties and Insurance

•	SECTION 4.07 Compliance Certificate; Notice of Default

•	SECTION 4.08 Compliance with Laws

•	SECTION 4.09 SEC Reports

•	SECTION 4.10 Waiver of Stay, Extension or Usury Laws

•	SECTION 4.11 Limitation on Transactions with Affiliates

•	SECTION 4.12 Limitation on Incurrence of Additional Indebtedness

•	SECTION 4.13 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

•	SECTION 4.15 Change of Control

•	SECTION 4.16 Limitation on Asset Sales

•	SECTION 4.17 Limitation on Preferred Stock of Subsidiaries

•	SECTION 4.18 Limitation on Liens

•	SECTION 4.19 Guarantees of Certain Indebtedness

•	SECTION 4.20 Limitation on Sale and Leaseback Transaction

•	SECTION 4.21 Limitation on Line of Business

•	SECTION 4.22 Limitation on Asset Swaps

•	SECTION 5.01 When Company May Merge, Etc.

•	SECTION 8.05 Reinstatement
               (ii) Article 11 of the Indenture is deleted in its entirety and replaced with the phrase “[Intentionally Omitted]”, and any and all references to Article 11 or any Sections thereof are hereby deleted throughout the Indenture, and all such references and any obligations of the Guarantors or any other guarantors under Article 11 shall be of no further force or effect.
               (iii) Each of clauses (3), (4), (5), (6) and (7) of Section 6.01 and each of clauses (2), (3), (4), (6) and (7) of Section 8.01 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted].”
          (b) Revisions.
               (i) Section 3.03 shall be amended by deleting the word “30” and inserting the word “10” in lieu thereof.
               (ii) Section 5.02 shall be amended by deleting the words “in accordance with Section 5.01”.
SECTION 2.02 Other Amendments to the Indenture
     All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.01 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.01 of this Supplemental Indenture are hereby deleted. All cross-references in the Indenture to sections are clauses deleted by Section 2.01 of this Supplemental Indenture shall also be deleted in their entirety.
ARTICLE III
AMENDMENT TO THE NOTES
          The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.01 or 2.02 hereof. Upon the Acceptance Date, such provisions from the Notes shall be deemed deleted or amended as applicable.
* * *
          This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

AMFM OPERATING INC.

by	/s/ Randall T. Mays

	Name:	Randall T. Mays

	Title:	President and Chief Financial Officer

THE GUARANTORS
On behalf of the Subsidiary Guarantors Listed in Schedule I hereto

by	/s/ Hamlet Newsom

	Name:	Hamlet Newsom

	Title:	Associate General Counsel and Assistant Secretary

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

by	/s/ Brian Echausse

	Name:	Brian Echausse

	Title:	Assistant Treasurer

Schedule I
Guarantors
AMFM Air Services, Inc.
AMFM Broadcasting
     Licenses, LLC
AMFM Broadcasting, Inc.
AMFM Holdings, Inc.
AMFM Internet Holding, Inc.
AMFM Michigan, LLC
AMFM Operating, Inc.
AMFM Radio Group, Inc.
AMFM Radio Licenses, LLC
AMFM Shamrock Texas, Inc.
AMFM Texas Broadcasting,
     L.P.
AMFM Texas Licenses, LP
AMFM Texas, LLC
AMFM, Inc.
AMFM.com Inc.
Broadcast Architecture, Inc.
Capstar Broadcasting
     Partners, Inc.
Capstar Radio Operating
     Company
Capstar TX, LP
KTZMedia Corporation
Westchester Radio, LLC